Exhibit 11

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Suite 1200

Pittsburgh, PA 15222

412.288.3131

Fax 412.288.3063

___, 2012 Form of Opinion

The Trustees of Federated Equity Funds

4000 Ericsson Drive

Warrendale, Pennsylvania 15086-7561

Ladies and Gentlemen:

Federated Equity Funds (the “Trust”), a Massachusetts business, proposes to acquire the assets of Strategic Dividend Fund, Large Cap Equity Fund, Leaders Equity Fund and Mid Cap Equity Fund, each a portfolio of the Performance Funds Trust in exchange for shares of the Federated Strategic Value Divided Fund, Federated Capital Appreciation Fund and Federated Mid Cap Growth Strategies Fund,(“Shares”), each a portfolio of the Trust, pursuant to the Agreement and Plan of Reorganization dated _____, 2012 (“Agreement”), included as an exhibit to the registration statement of the Trust filed on Form N-14 under the Securities Act of 1933, as amended (“N-14 Registration”).

As counsel to the Trust we have reviewed the appropriate documents relating to the organization of the Trust, its registration under the Investment Company Act of 1940, the registration of its securities on Form N-1A under the Securities Act of 1933 and participated in the drafting of the N-14 Registration. Specifically, we have examined and are familiar with the Declaration of Trust dated August 15, 1995 (“Declaration”), the Bylaws of the Trust, and such other documents and records deemed relevant for the purpose of rendering this opinion. We have also reviewed questions of law as deemed necessary or appropriate by us for the purposes of this opinion.

Based upon the foregoing, it is our opinion that:

1. The Trust is duly organized and validly existing pursuant to the Declaration.

2. The Shares which are currently being registered by the N-14 Registration may be legally and validly issued in accordance with the Declaration upon receipt of consideration sufficient to comply with the provisions of the Declaration and subject to compliance with the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities. Such Shares, when so issued, will be fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration referred to above and to any application or registration statement filed under the securities laws of any of the States of the United States.

Very truly yours,

GFM